Global Sources Limited
                        1055 Parsippany Blvd., Suite 106
                          Parsippany, New Jersey 07054

                                                         As of December 31, 2000

James J. Strupp
c/o Global Sources Limited
1055 Parsippany Blvd., Suite 106
Parsippany, New Jersey 07054

Dear Mr. Strupp:

                  This letter agreement amends (the "Amendment") that certain employment agreement dated as of March 1, 1999 (the "Employment Agreement) by and between Global Sources Limited, a Delaware corporation (the "Company"), and James J. Strupp ("You"). Except as otherwise provided herein, the Employment Agreement shall remain in full force and effect.

                  For and in consideration of the Company granting to You options to purchase up to 1,000,000 shares of the Company's common stock, par value $.001 per share, at an exercise price equal to $______ per share (110% of the fair market value at December 31, 2000, You hereby waive any and all cash compensation becoming due and owing to you on or before June 30, 2000 pursuant to the Employment Agreement. The foregoing waiver shall have no effect on any transaction bonus in the form of stock options owing to You under the Employment Agreement for the period ended June 30, 2000.

                  You hereby further agree that, for the period commencing July 1, 2000, You are deferring all cash compensation which shall be due You under the Employment Agreement unless and until such time as the board of directors of the Company (the "Board") shall determine, in its absolute discretion, that sufficient working capital is available to the Company to satisfy its obligations as incurred in the ordinary course of its business and has the ability to pay accrued and unpaid cash compensation to You and Mr. John D. Mazzuto. Should the Board determine that sufficient funds are available to satisfy such obligation, You shall be entitled to receive cash compensation owing to You under the Employment Agreement, payable in the amount and at such times as determined by the Board in its absolute discretion.

                  This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. By executing below, You hereby represent and warrant to the Company that you have the requisite capacity to execute, deliver and perform this Amendment and that this Amendment constitutes your legal, valid and binding obligation, enforceable against You in accordance with its terms. This Amendment may not be modified or amended, except by an instrument in writing signed by the Company and You.

                  Please evidence your agreement to this Amendment by executing and returning the enclosed copy of this Amendment to the Company.

                                              Very truly yours,

                                              GLOBAL SOURCES LIMITED

                                              By: /s/ John D. Mazzuto
                                                  ------------------------------
                                                  Name: John D. Mazzuto
                                                  Title: President

ACKNOWLEDGED AND AGREED TO
AS OF THIS 31st DAY OF DECEMBER, 2000 BY:

/s/ James J. Strupp
--------------------------------
James J. Strupp